press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	August 22, 2012		716-687-4225

MOOG ACQUIRES Tritech International Limited

Eat Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has acquired Tritech International Limited. The purchase price is approximately £21 million in cash. Tritech, founded in 1991, is a leading designer and manufacturer of high performance acoustic sensors, sonars, video cameras and mechanical tooling equipment. The company had trailing 12 month revenues of $19 million.

Tritech, located in Aberdeenshire, Scotland, is an industry leader known for supplying equipment for the ROV (Remotely Operated Vehicle) and AUV (Autonomous Underwater Vehicle) markets. This acquisition will be reported as part of the Components Group. Moog Components Group supplies motion and fiber optic products and solutions to marine, medical, industrial, aerospace and defense applications.

“The acquisition of Tritech brings several very strong products to our marine portfolio, as well as an experienced team of individuals who have a reputation of delivering quality products and services to the ROV and AUV markets,” said Larry Ball, President of Moog Components Group.

Sales for Tritech are expected to add approximately $2 million to Moog’s sales for the remainder of the Company’s 2012 fiscal year, ending September 29, 2012, and $20 million in sales for fiscal year 2013. This acquisition is expected to be neutral to Moog’s earnings per share for fiscal years 2012 and 2013 due to first year purchase accounting adjustments.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;
•	we operate in highly competitive markets with competitors who may have greater resources than we possess;
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;
•	the loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company could adversely impact our operating results;
•	if we are unable to adapt to technological change, demand for our products may be reduced;
•	our new product and research and development efforts may not be successful, which would result in a reduction in our sales and earnings;
•	our inability to adequately enforce our intellectual property rights or defend against assertions of infringement could prevent or restrict our ability to compete;
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements;
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;
•	our sales and earnings growth may be reduced if we cannot implement our acquisition strategy;
•	we may incur losses and liabilities as a result of our acquisition strategy;
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local, legal, tax and regulatory schemes;
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;
•	the failure or misuse or our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;
•	future terror attacks, war or other civil disturbances could negatively impact our business;
•	our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers;
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.